Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ichor Holdings, Ltd.:

We consent to the incorporation by reference in the registration statements (No. 333‑215984 and No. 333‑219846) on Form S‑8 and (No. 333‑240294) on Form S‑3 of Ichor Holdings, Ltd. and subsidiaries (the Company) of our report dated March 5, 2021, with respect to the consolidated balance sheets of Ichor Holdings, Ltd. and subsidiaries as of December 25, 2020 and December 27, 2019, the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 25, 2020, and the related notes, which report appears in the December 25, 2020 annual report on Form 10‑K of the Company.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases as of December 29, 2018 due to the adoption of Accounting Standards Update (“ASU”) 2016‑02, Leases and ASU 2018‑11, Leases: Targeted Improvements (Topic 842).

/s/ KPMG LLP

Portland, Oregon

March 5, 2021